EXHIBIT 3.1

EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

RIGHTS AND PREFERENCES

OF

PREFERRED STOCK SERIES E

Pursuant to Title 23B of the Washington Business Corporation Act, the undersigned corporation hereby executes the following Certificate of Designation:

FIRST: The name of the Corporation is i2 Telecom International, Inc., a Washington corporation.

SECOND: The Corporation is authorized to issue 100,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

THIRD: The Certificate of Designation of Rights and Preferences of Preferred Stock Series E is attached hereto as Appendix A. The Certificate of Designation of Rights and Preferences of Preferred Stock Series E was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on July 11, 2005.

FOURTH: This Certificate of Designation of Preferred Stock Series E does not call for an increase or decrease in the total number of shares of preferred stock authorized in the Corporation’s Articles of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by a duly authorized officer, this 12th day of July, 2005.

i2 TELECOM INTERNATIONAL, INC.

By:
Name:	Paul R. Arena
Title:	Chief Executive Officer

APPENDIX A

CERTIFICATE OF DESIGNATION

OF

RIGHTS AND PREFERENCES

OF

PREFERRED STOCK SERIES E

i2 TELECOM INTERNATIONAL, INC.

JULY 12, 2005

(1) Designation and Dividends.

(a) Designation. i2 Telecom International, Inc., a Washington corporation (the “Company”), pursuant to the resolutions of its Board of Directors (the “Board of Directors”) adopted as of July 11, 2005, creates and designates TEN THOUSAND (10,000) shares of the Company’s previously authorized preferred stock, no par value per share, as Preferred Stock Series E (the “Preferred Shares”). The voting power, designations, preferences and rights of the Preferred Shares are as set forth below.

(b) Dividends. The holders of the Preferred Shares shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Preferred Shares at the Dividend Rate (as defined below), which Dividends shall be due and payable on the first Business Day (as defined below) of the Calendar Quarter (as defined below) immediately following the Issuance Date (as defined below) and on the first Business Day of each Calendar Quarter thereafter (each, a “Dividend Date”). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends on the Preferred Shares shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date and shall be cumulative and deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of Dividends. If funds are legally available for the payment of Dividends, then such payment shall be made in cash as specified herein. If funds are not legally available for the payment of Dividends, then, at the election of the holder, such Dividends otherwise due shall accrue to the next Dividend Date or shall be accreted to the Stated Value of the Preferred Shares. On the Closing Date (as defined in the Securities Purchase Agreement which is defined below), the Company shall have notified the holders of the Preferred Shares whether or not it may lawfully pay cash Dividends. The Company shall promptly notify the holders of the Preferred Shares at any time the Company shall become able or unable, as the case may be, to lawfully pay cash Dividends.

(2) Definitions. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a) “Additional Amount” means, on a per Preferred Share basis, the product of: (i) the result of the following formula: (Dividend Rate)(N/365) and (ii) the Stated Value.

(b) “Adjustment Period” means the period of time commencing on the Issuance Date and ending on the date which is 180 days thereafter.

(c) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to remain closed.

(f) “Calendar Quarter” means each of the following periods in any given year: (i) the period beginning on and including January 1 and ending on and including March 31; (ii) the period beginning on and including April 1 and ending on and including June 30; (iii) the period beginning on and including July 1 and ending on and including September 30; and (iv) the period beginning on and including October 1 and ending on and including December 31.

(g) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on any of the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, The Nasdaq National Market or The Nasdaq SmallCap Market, as applicable, as reported by Bloomberg, or if any such market or quotation system begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(h) “Conversion Amount” means the sum of: (i) the Additional Amount and (ii) the Stated Value.

(i) “Contingent Consideration” means any shares of Common Stock (including the shares of Common Stock issuable in lieu of the Company’s preferred stock series A-1 and preferred stock series A-2) which the Company may become obligated to issue in connection with that certain Agreement and Plan of Merger, dated as of January 30, 2004, among the Company, i2 Telecom International, Inc., a Delaware corporation (“i2 Delaware”), DDN Acquisition Corp. and certain shareholders of the Company and i2 Delaware signatory thereto.

(j) “Conversion Price” means, with respect to the Preferred Shares, as of the Conversion Date or other date of determination, $0.40 per share, subject to adjustment as provided herein.

(k) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock, including, without limitation, the Preferred Stock Series D.

(l) “Dividend Rate” means 3.00% per annum.

(m) “Excluded Securities” means the following shares of Common Stock or other securities of the Company issued or deemed to be issued in accordance with Section 3(e) hereof by the Company: (i) securities issued or issuable pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds (all of which shall be determined conclusively by the Board of Directors in good faith), but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (ii) securities issued which constitute the Contingent Consideration; (iii) securities issued or issuable in connection with an Approved Stock Plan, including, but not limited to, the Company’s 2004 Stock Incentive Plan; (iv) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares; (v) upon exercise of the Warrants; and (vi) securities issued or issuable upon exercise, conversion or exchange of Options or Convertible Securities which are outstanding on the date immediately preceding the Issuance Date, provided that such issuance of shares of Common Stock upon exercise, conversion or exchange of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Issuance Date.

(n) “Issuance Date” means the date of issuance of the Preferred Shares.

(o) “Maturity Date” means the date which is the third anniversary of the Issuance Date.

(p) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the Preferred Shares, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for the Preferred Shares, as the case may be, for which such determination is being made.

(q) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(r) “Preferred Stock Series D” means the Company’s preferred stock series D.

(s) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(t) “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(u) “SEC” means the Securities and Exchange Commission.

(v) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the buyers named therein dated as of the Issuance Date, as such agreement further may be amended from time to time as provided in such agreement.

(w) “Stated Value” means $1,000.00 per Preferred Share.

(x) “Warrants” means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

(3) Conversion of Preferred Shares.

(a) Holder’s Conversion Right. Subject to the provisions of Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(b) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall equal the following (the “Conversion Rate”):

Conversion Amount

Conversion Price

(c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall: (A)

transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Atlanta, Georgia Time, on such date, a copy of a properly completed notice of conversion executed by the registered holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted.

(ii) Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall: (A) as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before the fifth (5th) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Preferred Shares represented by the certificate(s) for the Preferred Shares submitted for conversion, as may be required pursuant to Section 3(c)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the certificate(s) and at its own expense, issue and deliver to the holder a new certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed calculations to the holder via facsimile within two (2) Business Days of receipt of such holder’s Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the calculation of the Conversion Rate within two (2) Business Days of such disputed calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile the disputed calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the accountant to perform the determinations or calculations and notify the Company and the holders of the results no later than two (2) Business Days from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent error.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company’s Failure to Timely Convert. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder’s Conversion Notice.

(vi) Pro Rata Conversion. Subject to Section 12, in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

(vii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by such certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATION RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c)(vii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(vii) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(e) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(e).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If during the Adjustment Period, the Company issues or sells, or in accordance with this Section 3(e)(i) is deemed to have issued or sold, any shares of Common Stock (excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 3(e)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(e)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 3(e)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 3(e)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, or the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(e)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect unless the holders of the Preferred Shares are provided at least ten (10) Business Days’ prior notice.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the holders of at least a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them: (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(e).

(iv) Notices.

(A) Promptly upon any adjustment of the Conversion Price pursuant to this Section 3(e), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(c)(iii).

(B) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record: (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 5(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(4) Redemption of Preferred Shares.

(a) [RESERVED]

(b) Mandatory Redemption. If any Preferred Share remains outstanding on the Maturity Date, the Company shall redeem such Preferred Share for an amount in cash per Preferred Share equal to the Redemption Price (a “Mandatory Redemption”).

(c) Payment of Redemption Price. If any Preferred Shares remain outstanding on the Maturity Date, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on such date by wire transfer of immediately available funds to an account designated in writing by such holders an amount per Preferred Share equal to the Conversion Amount.

(5) Other Rights of Holders.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets other than cash with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any: (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the liquidation preference of the Preferred Shares held by such holder (except that such security may be pari passu, with but not junior to, any capital stock of such Acquiring Entity), and reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(6) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

(7) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Washington Business Corporation Act, and as expressly provided in this Certificate of Designation.

(8) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of: (a) the Stated Value and (b) the Additional Amount for such Preferred Share; provided, that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificates of Designation as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(9) Preferred Rank. All shares of Common Stock and any other equity securities of the Company shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company; except for the Preferred Stock Series D, which shall rank equal with the Preferred Shares with respect to the preferences as to dividends, distributions and payments upon liquidation, dissolution and winding up of the Company and shall be Pari Passu Shares of the Preferred Shares for purposes of this Certificate of Designation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred stock) of any such junior preferred stock is not on or before the Maturity Date. Without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding, the Company shall not hereafter authorize or make any amendment to the Company’s Articles of Incorporation or bylaws, or file any resolution of the Board of Directors with the Secretary of State of the State of Washington or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock whether by merger, consolidation or otherwise. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.

(10) Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of the Company’s preferred stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock and shall be in addition to any such dividend or distribution.

(11) Restriction on Redemption and Cash Dividends. Unless all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding.

(12) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the Preferred Shares then outstanding shall be required for: (a) any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, whether by merger, consolidation or otherwise, and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

(13) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) representing the Preferred Shares of like tenor and date; provided, however, the Company shall not be obligated to re-issue certificates representing the Preferred Shares if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(14) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15) Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

(16) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17) Notice. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be given in accordance with Section 9F of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer then substituting the words “holder of Securities” for the word “Buyer”).

(18) Transfer of Preferred Shares. A holder of Preferred Shares may assign in accordance with applicable securities laws some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company. In connection with any transfer of the Preferred Shares other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), or under Rule 144 of the 1933 Act, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Preferred Shares under the 1933 Act.

(19) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

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EXHIBIT I

i2 TELECOM INTERNATIONAL, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights and Preferences of Preferred Stock Series E of i2 Telecom International, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Preferred Stock Series E, no par value per share (the “Preferred Shares”), of i2 Telecom International, Inc., a Washington corporation (the “Company”), indicated below into shares of common stock, no par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:
Title:

Dated: